Exhibit 23.2

NOTICE OF INABILITY TO OBTAIN

CONSENT FROM ARTHUR ANDERSEN LLP

Arthur Andersen LLP audited the financial statements for and as of the years ended December 31, 2001 and 2000, included in the Annual Report on Form 10-K for the year ended December 31, 2001. These financial statements are incorporated by reference into this registration statement on Form S-8. FLIR Systems, Inc. is not, after reasonable effort, able to obtain the consent of Arthur Andersen LLP to the incorporation by reference of its report of independent public accountants dated February 8, 2002 into this registration statement under the Securities Act of 1933, as amended. Accordingly, Arthur Andersen LLP will not be liable to investors under Section 11(a) of the Securities Act because it has not consented to being named an expert in this registration statement on Form S-8, and therefore such lack of consent may limit the recovery by investors from Arthur Andersen LLP.